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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
US Gold Corporation:

        We consent to the incorporation by reference in the following registration statements Nos. 333-144563, 333-144569, 333-112269 and 333-36600 on Form S-8, No. 333-144410 on Form S-3 and Nos. 333-138271, 333-138272, and 333-138233 on Form S-4 of US Gold Corporation of our reports dated March 17, 2008 with respect to the consolidated balance sheet of US Gold Corporation and subsidiaries as of December 31, 2007, and the related consolidated statements of operations and comprehensive loss, changes in shareholders' equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the annual report on Form 10-K of US Gold Corporation for the year ended December 31, 2007.

KPMG LLP

Denver, Colorado
March 17, 2008

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Consent of Independent Registered Public Accounting Firm